news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700
www.unitcorp.com

For Immediate Release…
November 2, 2006

UNIT CORPORATION REPORTS 2006 THIRD QUARTER RESULTS
Quarterly Revenue Up 30%, Net Income Up 41% and Net Cash From Operations Up 43%
With All-time Quarterly Records Set in Revenue, Operating Margins and Production

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the third quarter and first nine months of 2006. Net income for the third quarter of 2006 was $81.3 million, or $1.75 per diluted share, on company-record third quarter revenues of $299.9 million, compared with net income of $57.6 million, or $1.25 per diluted share, on revenues of $231.0 million for the third quarter of 2005.

For the nine month period, Unit reported net income of $231.0 million, or $4.98 per diluted share, on record revenues for the period of $863.1 million, compared to 2005’s nine month net income of $128.0 million, or $2.78 per diluted share, on revenues of $592.5 million. Increased oil and natural gas production, higher oil prices, an increased number of drilling rigs operating and higher dayrates produced record results for the first nine months of the year.

Larry Pinkston, Unit Corporation’s Chief Executive Officer and President said: “Despite a downward shift in natural gas prices during the third quarter, we are pleased with our results and with the quarterly records we have achieved in company revenues, contract drilling operating margins and oil and natural gas production. For the remainder of the year, we will stay focused on delivering improved results in this extremely volatile oil and natural gas commodity market. Drilling rig dayrates were up 5% from the second quarter of 2006 and 14% from the first quarter of 2006. As we enter the fourth quarter, rig demand has remained strong as we are keeping our fleet at near 100% utilization, an accomplishment of which we are proud.”

Pinkston continued: “The decline in natural gas prices has not deterred us from our goal of drilling 235 wells during 2006. We maintain the belief that our exploration and production segment is on track to achieve record annual production which we currently estimate to be approximately 53.0 Bcfe, a rise of 31% from 2005’s annual production of 40.6 Bcfe. Our wholly owned gas gathering and processing subsidiary, Superior Pipeline, is continuing to expand its asset base and is expected to increase its annual throughput volumes by approximately 75% in 2006.”

CONTRACT DRILLING RESULTS
Contract drilling rig rates for the third quarter averaged a record $19,559 per day, up 49% from the comparable quarter of 2005. Operating margins for the quarter reached an all-time record averaging $10,994 per day (before elimination of intercompany drilling rig profit of $8.0 million) as compared to $5,924 per day (before elimination of intercompany drilling rig profit of $3.2 million) for 2005, an increase of 86%. Contract drilling revenues increased 52% between the comparative third quarters to $182.5 million, primarily due to increases in dayrates and the number of working drilling rigs. Average drilling rig utilization was 110.6 drilling rigs in the third quarter of 2006, up 8% from 2005’s third quarter rate of 102.6 drilling rigs. Currently, Unit has 116 operational drilling rigs of which 114 are under contract. Unit is in the process of adding three additional drilling rigs to its fleet. The 117th rig, a 750 horsepower, SCR drilling rig, should be placed into service during December and the 118th and 119th drilling rigs are expected to be placed into service early in 2007. Both of these rigs are 1,500 horsepower, SCR drilling rigs.

The following table illustrates Unit’s rig count at the end of each period and utilization strength during each period:

	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05	4th Qtr 04	3rd Qtr 04	2nd Qtr 04
Rigs	116	115	111	112	111	103	102	100	100	89
Utilization	96%	97%	98%	96%	98%	98%	98%	95%	96%	95%

Between the comparative first nine months, contract drilling revenues increased 61% to $519.8 million with rig utilization increasing to an average of 109.8 drilling rigs operating during the first nine months of 2006 compared to an average 100.7 drilling rigs operating in the first nine months of 2005.

Commenting on Unit Drilling, Pinkston said: “Demand for our drilling rigs continues to remain strong as is evident by the continued high utilization rate of our fleet. However, given the recent softening in natural gas prices and the uncertainty of the upcoming winter season, dayrates are holding strong but steady. We will continue to review opportunities to add new rigs to our fleet to meet our customers’ demands as we look to 2007.”

EXPLORATION AND PRODUCTION RESULTS
Third quarter production for Unit’s oil and natural gas operations was a record 376,000 barrels of oil and a record 11.2 billion cubic feet (Bcf) of natural gas, a 34% equivalent thousand cubic feet (Mcfe) increase from the third quarter of 2005. Exiting the quarter, Unit was producing 150.9 MMcfe per day. Revenues for the third quarter were $91.2 million, 9% higher than 2005’s third quarter. The increase in revenue resulted from a 50% increase in oil production, as well as a 31% increase in natural gas production and higher oil prices.

Unit’s average natural gas price for the third quarter of 2006 decreased 26% to $6.02 per thousand cubic feet (Mcf) as compared to $8.13 per Mcf for the third quarter of 2005. Unit’s average oil price for the third quarter of 2006 was $59.55 per barrel compared to $54.60 per barrel for the third quarter of 2005, a 9% increase. The following table illustrates the results of Unit’s consistent production growth and aggressive internal drilling program:

	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05	4th Qtr 04	3rd Qtr 04	2nd Qtr 04
Production,
Bcfe	13.5	12.6	12.7	11.8	10.0	9.4	9.3	9.0	8.6	8.3
Realized
price, Mcfe	$6.68	$6.41	$7.36	$9.71	$8.28	$6.49	$6.00	$5.96	$5.31	$5.49
Wells
Drilled	75	62	41	57	52	57	26	58	37	39
Success
Rate	88%	85%	88%	100%	90%	89%	92%	86%	84%	92%

During the first nine months of 2006, Unit began drilling operations on 194 wells and completed 178 of those wells with a success rate of 87% compared to the completion of 135 wells with a 90% success rate for the first nine months of 2005. Unit also had 16 wells in progress at the end of September 2006.

During the first nine months of 2006, oil and natural gas revenues were $267.5 million, an increase of 32% over the same period in 2005. Natural gas production was 32.3 Bcf in the first nine months of 2006, while oil production for the same period was 1,062,000 barrels. Equivalent Mcf production was up 35% over the comparative nine month periods. The average natural gas price received decreased 7% to $6.28 per Mcf compared to $6.74 per Mcf during the first nine months of 2005. The average oil price received was $57.18 per barrel in the first nine months of 2006 compared to $48.16 per barrel in 2005, a 19% increase.

The Panola and Segno Fields are two core properties that continue to significantly impact Unit’s strong production growth. The Panola field is located in the Arkoma basin in southeast Oklahoma where Unit announced earlier this year the completion of its eighth successful natural gas producer from the prolific Cecil sand, the Lively # 7(29.78% working interest (WI), 24.78% net revenue interest (NRI)). The Lively # 7 has produced 7.5 Bcfe since first gas sales on May 2, 2006 and is currently flowing gas at a rate of 40.0 MMcfe per day gross. Recent activity includes the completion of the Scharff # 7 (12.62 % WI, 9.57% NRI) on August 4, 2006 and the Scharff # 8 (12.62% WI, 9.57% NRI) on October 18, 2006 at initial flow rates of 16.0 MMcfe and 11.0 MMcfe per day, respectively. The current natural gas flow rate from the ten producing wells in this field totals 133.5 MMcfe per day gross and 22.9 MMcfe per day net. Additional Panola field drilling activity includes the Thornton # 3X ST (57.58% WI, 46.79% NRI) located on the west end of the field. The well has penetrated 203 feet of net Lower Atoka potential gas pay and will be completed in approximately three weeks. The Ivey # 1 (56.91% WI, 45.24% NRI) located on the north side of the field failed to find the Cecil sand, but did penetrate gas pay in the deeper Wister and Spiro sands. The Spiro zone has sold gas at an average rate of 3.0 MMcfe for the first 19 days of production. The east offset, the Jankowsky Trust # 1(51.49% WI, 39.09% NRI) will spud in the next couple of weeks. The 3-D survey across the field has been shot and is currently in processing with an anticipated delivery date for the data at the end of November.

The Segno field, which is located in Polk County, Texas, was discovered by Unit in January 2003. The field now has ten producing gas wells and two additional wells that are being completed. The current natural gas flow rate from the ten wells is 26.7 MMcfe per day gross and 16.2 MMcfe per day net. Plans are to drill two or three more field wells in the first quarter of 2007. To the east of Segno in an 80 square mile 3-D area., Unit currently anticipates that it will drill approximately ten wells during 2007 on both exploratory and development prospects that have been identified from the 3-D seismic data.

Pinkston said: “In October, we completed the acquisition of Brighton Energy, LLC, a private company, for approximately $67.0 million. The acquisition includes approximately 27.0 Bcfe of proved reserves and 5.0 MMcfe per day of current production. The reserves are 78% natural gas and 67% proved developed. The majority of the reserves are located in the Anadarko Basin of Oklahoma and the onshore Gulf Coast basins of Texas and Louisiana, with additional reserves in Arkansas, Kansas, Montana, North Dakota and Wyoming. This acquisition fits well within our core area of operations and should have substantial upside potential.”

GAS GATHERING AND PROCESSING RESULTS
Third quarter 2006 gathering volumes for Unit’s gas gathering and processing operations were 276,888 MMBtu per day, a 73% increase from the third quarter of 2005. The increase in volumes gathered per day is primarily attributable to one system that gathered 153,883 MMBtu and 86,736 MMBtu per day during the third quarter of 2006 and 2005, respectively. While gathering volumes increased, total revenue decreased approximately 3% from the third quarter of 2005 due to lower natural gas prices. Processing volumes for the first nine months of 2006 were 27,226 MMBtd per day, a 17% decrease from the first nine months of 2005. This decrease was due to changing pipeline deliveries, between comparative periods, to an outlet that accepted unprocessed natural gas. In August 2006, the construction of a natural gas processing plant was completed that allowed Superior to resume processing this natural gas. Operating profit (as defined below in the financial tables) for the third quarter was $3.4 million or 55% higher than 2005’s third quarter.

	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05
Gas gathered
MMBtu/day	276,888	243,399	215,341	180,098	159,821	121,611	107,254
Gas processed
MMBtu/day	35,124	22,812	23,616	24,391	36,061	31,670	30,336

Natural gas gathering volumes for the first nine months of 2006 were 245,435 MMBtu per day, an 89% increase from the first nine months of 2005, while operating profit before depreciation for the nine month period was $9.1 million for 2006 and $5.3 million for the comparative period of 2005, an increase of 72%.

Unit’s gas gathering and processing operations are conducted through Superior Pipeline Company LLC and its subsidiaries, which operates three natural gas treatment plants, owns seven processing plants, 37 active gathering systems and 600 miles of pipeline.

Pinkston said: “Superior Pipeline closed its acquisition of Berkshire Energy LLC, a private company, in September for $21.7 million. The assets of that company are located in an established but highly active field in central Oklahoma. It includes a natural gas processing plant, a natural gas gathering system with 15 miles of pipeline, three field compressors and two plant compressors. The plant’s capacity is 15,000 Mcf per day and the through-put at the acquisition date was approximately 6,500 Mcf per day. This acquisition will help us to respond to the strong demand for natural gas and natural gas liquids.”

FINANCIAL RESULTS
In addition to the results announced above, Unit ended the quarter with working capital of $96.8 million, long-term debt of $145.1 million, and a debt to capitalization ratio of 12%. As of September 30, 2006, Unit had $89.9 million of borrowing capacity based on the borrowing base associated with its credit facility. In October, in conjunction with the Brighton Energy LLC acquisition, Unit amended its credit facility, increasing the commitment amount to $275 million from $235 million.

WEBCAST
Unit will webcast its third quarter earnings conference call live over the Internet on November 2, 2006 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

_____________________________________________________

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the productive capabilities of the wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs currently under construction, projected additions and date of service to the company’s drilling rig fleet, projected growth of the company’s oil and natural gas production, oil and gas reserve information, anticipated production rates from company wells, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company’s exploration segment, development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Statement of Income:
Revenues:
Contract drilling	$182,461	$119,873	$519,799	$322,379
Oil and natural gas	91,238	83,979	267,518	202,819
Gas gathering and
processing	25,638	26,561	72,840	65,895
Other	557	635	2,894	1,402
Total revenues	299,894	231,048	863,051	592,495

Expenses:
Contract drilling:
Operating costs	78,595	67,161	238,021	194,890
Depreciation	13,403	11,019	38,089	31,010
Oil and natural gas:
Operating costs	21,560	15,913	58,854	40,916
Depreciation,
depletion
and amortization	27,557	16,355	76,780	45,632
Gas gathering and
processing:
Operating costs	22,216	24,395	63,734	60,616
Depreciation	1,637	902	4,019	2,267
General and
administrative	4,630	3,324	12,998	10,455
Interest	1,228	885	3,235	2,157
Total expenses	170,826	139,954	495,730	387,943
Income Before Income Taxes	129,068	91,094	367,321	204,552

Income Tax Expense:
Current	26,442	19,628	89,741	41,185
Deferred	21,361	13,828	46,585	35,385
Total income
taxes	47,803	33,456	136,326	76,570

Net Income	$81,265	$57,638	$230,995	$127,982

Net Income per Common Share:
Basic	$1.76	$1.25	$5.00	$2.79
Diluted	$1.75	$1.25	$4.98	$2.78
Weighted Average Common
Shares Outstanding:
Basic	46,241	45,959	46,223	45,873
Diluted	46,444	46,229	46,429	46,108

	September 30,	December 31,
	2006	2005
Balance Sheet Data:
Current assets	$243,971	$223,685
Total assets	$1,726,832	$1,456,195
Current liabilities	$147,211	$172,512
Long-term debt	$145,100	$145,000
Other long-term liabilities	$53,710	$41,981
Deferred income taxes	$306,250	$259,740
Shareholders’ equity	$1,074,561	$836,962

	Nine Months Ended September 30,
	2006	2005
Statement of Cash Flows Data:
Cash Flow From Operations before
Changes in Working Capital (1)	$402,845	$245,534
Net Change in Working Capital	(53,246)	(55,682)
Net Cash Provided by Operating Activities	$349,599	$189,852

Net Cash Used in Investing Activities	$(347,508)	$(222,012)
Net Cash Provided by (Used in)
Financing Activities	$(2,432)	$32,223

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Contract Drilling Operations Data:
Rigs Utilized	110.6	102.6	109.8	100.7
Operating Margins (2)	57%	44%	54%	40%
Operating Profit Before
Depreciation (2) ($MM)	$103.9	$52.7	$281.8	$127.5

Oil and Natural Gas Operations Data:
Production:
Oil - MBbls	376	251	1,062	788
Natural Gas - MMcf	11,200	8,542	32,350	24,055
Average Prices:
Oil - MBbls	$59.55	$54.60	$57.18	$48.16
Natural Gas - MMcf	$6.02	$8.13	$6.28	$6.74
Operating Profit Before
DD&A (2) ($MM)	$69.7	$68.1	$208.7	$161.9

Gas Gathering and Processing
Operations Data:
Gas Gathering - MMBtu/day	276,888	159,821	245,435	129,754
Gas Processing - MMBtu/day	35,124	36,061	27,226	32,709
Operating Profit Before
Depreciation (2) ($MM)	$3.4	$2.2	$9.1	$5.3
_____________
(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues less operating expenses excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by operating revenue.